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                                                                    EXHIBIT 10.1


                     EXECUTIVE SALARY CONTINUATION AGREEMENT


         THIS AGREEMENT, made and entered into this first day of December, 1992, by and between First Farmers and Merchants National Bank, a Bank organized and existing under the laws of the State of Tennessee, (hereinafter called the Bank), and Waymon L. Hickman (hereinafter called the Executive).

                              W I T N E S S E T H :

         WHEREAS, the Executive is in the employ of the Bank; serving as its President and Chief Executive Officer; and

         WHEREAS, the experience of the Executive, his knowledge of the affairs of the Bank, his reputation and contacts in the industry are so valuable that assurance of his continued service is essential for the future growth and profits of the Bank and it is in the best interests of the Bank to arrange teens of continued employment for the Executive so as to reasonably assure his remaining in the Corporation's employment during his lifetime or until the age of retirement; and

         WHEREAS, it is the desire of the Bank that his services be retained as herein provided; and

         WHEREAS, the Executive is willing to continue in the employ of the Bank provided the Bank agrees to pay him or his beneficiaries certain benefits in accordance with the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the services to be performed in the future as well as the mutual promises and covenants herein contained, it is agreed as follows:

                                   ARTICLE 1.

         1.1) Beneficiary - The term Beneficiary shall mean the person or persons whom the Executive shall designate in writing to receive the benefits provided hereunder.

         1.2) Disability - The terms Disability shall mean an inability to substantially perform the usual and regular duties performed by the Executive as an employee of the Bank. Such disability may be caused by either illness or injury and includes mental disabilities. For purposes of this Agreement the determination of the Executive's disability shall be made solely by the Board of Directors of the Bank without participation by the alleged disabled Executive Such a determination by the Board of Directors shall be final and conclusive on all parties hereto.

         1.3) Named Fiduciary and Plan Administrator - The Named Fiduciary and Plan Administrator of this plan shall be the Bank.

                                   ARTICLE 2.

         2.1) Employment - The Bank agrees to employ the Executive in such capacity as the Bank may from time to time determine. The Executive will continue in the employ of the Bank in such capacity and with such duties and responsibilities as may be assigned to him, and with such compensation as may be determined from time to time by the Board of Directors of the Bank.





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         2.2) Full Efforts - The Executive agrees to devote his full time and attention exclusively to the business and affairs of the Bank, except during vacation periods, and to use his best efforts to furnish faithful and satisfactory services to the Bank.

         2.3) Fringe Benefit - The salary continuation benefits provided by this Agreement are granted by the Bank as a fringe benefit to the Executive and are not part of any salary reduction plan or any arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of these salary continuation benefits.

                                   ARTICLE 3.

         3.1) Retirement - If the Executive shall continue in the employment of the Bank until he attains the age of sixty-five (65), he may retire from active daily employment as of the first day of the month next following attainment of age sixty-five (65) or upon such later date as may be mutually agreed upon by the Executive and the Bank.

         3.2) Payment - The Bank agrees that upon such retirement it will pay to the Executive the annual sum of twenty thousand dollars ($20,000), payable monthly on the first day of each month following such retirement for a period of one hundred eighty (180) months; subject to the conditions and limitations hereinafter set forth.

         3.3) Death After Retirement - The Bank agrees that if the Executive shall so retire, but shall die before receiving the full amount of monthly payments to which he is entitled hereunder, it will continue to make such monthly payments to the Executive's designated Benefit for the remaining period. If a valid Beneficiary Designation is not in effect, the payments shall be made to the Executive's surviving spouse or, if none, said payments shall be made to the duly qualified personal representative, executor or administrator of his estate.

                                   ARTICLE 4.

         4.1) Death Prior to Retirement - In the event the Executive should die while actively employed by the Bank at any time after the date of this Agreement but prior to his attaining the age of sixty-five (65) years, the Bank will pay the annual sum of twenty thousand dollars ($20,000) per year, to the Executive's designated Beneficiary in equal monthly installments for a period of one hundred eighty (180) months. If a valid Beneficiary. Designation is not in effect, the payments shall be made to the Executive's surviving spouse or, if none, said payments shall be made to the duly qualified personal representative, executor or administrator of his estate. The said monthly payments shall begin the first day of the month following the month of the decease of the Executive.

         4.2) Disability Prior to Retirement - In the event the Executive should become disabled while actively employed by the Bank at any time after the date of this Agreement but prior to his attaining the age of sixty-five (65) years' the Executive Will be eligible for his projected retirement benefit as noted in
3.2. Said amount shall be paid to the executive beginning on his 65th birthday. Said payment shall be in lieu of any other retirement or death benefit under this Agreement.

                                   ARTICLES 5.

         5.1) Termination of Employment - In the event that the employment of the Executive shall terminate prior to his attaining age sixty-five (65), other than by reason of his disability or his death, then this Agreement shall terminate upon the date of such termination of employment. Provided, however, that the Executive shall be entitled to the following benefits under the following circumstances:




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         (01) If the Executive voluntarily terminates employment after having been employed by the Bank for a period of at least 30 years the Bank shall pay to the Executive the amount set out in Schedule A attached hereto and made part hereof, based on the year in which the termination occurs. The Bank will pay such amount to the Executive upon such teens and conditions and commencing at such tune as the Bank shall determine, but in no event commencing later than age sixty-five (65).

         (02) Anything hereinabove to the contrary notwithstanding, the Executive will become fully vested in the proposed retirement benefit as noted in 3.2 in the event of a transfer in the controlling ownership or sale of the Bank or its parent corporation and shall be entitled to that full amount upon the terms and conditions hereof. Said amount shall be paid to the executive beginning on his 65th birthday.

         (03) Anything hereinabove to the contrary notwithstanding, if the Bank terminates the Executive's employment involuntarily for any reason other than "reasonable cause", defined below, or if the Bank undertakes any action or course of action designed to induce the Executive to terminate his employment (e.g., reducing the Executive's title or responsibilities, reducing the Executive's compensation disproportionately as compared to reductions for other Bank executives), the Bank shall pay to the Executive the retirement benefit described in 3.2. The benefits shall be paid commencing on the Executive's 65th birthday. "Reasonable cause" means the Executive's gross negligence, fraud or willful violation of any law or significant Bank policy, committed in connection with the Executive's employment and resulting in a material adverse effect on the Bank. "Reasonable cause" shall not include ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if the Executive has exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to the position.

                                   ARTICLE 6.

         6.1) Neither the Executive, his spouse, nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, owned by the executive or his beneficiary or any of them, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

                                   ARTICLE 7.

         7.1) Claims Procedure - The Bank shall make all determinations as to rights to benefits under this Agreement. Any decision by the Bank denying a claim by the Executive or his beneficiary for benefits under this Agreement shall be stated in writing and delivered or mailed to the Executive or such beneficiary. Such decision shall set forth the specific reasons for the denial, written to the best of the Corporation's ability in a manner calculated to be understood without legal or actuarial counsel. In addition, the Bank shall provide a reasonable opportunity to the Executive or such beneficiary for full and fair review of the decision denying such claim.

                                   ARTICLE 8.

         8.1) Unsecured General Creditor - The Executive and his beneficiary shall have no legal right or equitable rights, interests, or claims in or to any property or assets of the Bank. No assets of the Bank shall be held under any trust for the benefit of the Executive or his beneficiaries or held in any way as security for the fulfilling of the obligations of the Bank under this plan. All of the Corporation's assets shall be and remain the general, unpledged, unrestricted assets of the Bank. The Corporation's obligation under this plan shall be that of an unfunded and unsecured promise by



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the Bank to pay money in the future. Executives and their beneficiaries shall be unsecured general creditors with respect to any benefits hereunder.



                                   ARTICLE 9.

         9.1) Reorganization - The Bank shall not merge or consolidate into or with another corporation, or reorganize, or sell substantially all of its assets to another corporation, firm, or person unless and until such succeeding or continuing corporation, firm, or person agrees to assume and discharge the obligations of the corporation under this Agreement. Upon the occurrence of such event, the term "Bank" as used in this Agreement shall be deemed to refer to such successor or survivor corporation.

                                   ARTICLE 10.

         10.1) Benefits and Burdens - This Agreement shall be binding upon and inure to the benefit of the Executive and his personal representatives, and the Bank and any successor organization which shall succeed to substantially all of its assets and business.

                                   ARTICLE 11.

         11.1) Not a Contract of Employment - This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Bank to discharge the Executive, or restrict the right of the Executive to terminate his employment.

         IN WITNESS WHEREOF, the Bank has caused this Agreement to be duly executed by its proper officer and the Executive has hereunto set his hand, the day and year first above written.

EXECUTIVE:                                   BANK:


/s/ Waymon L. Hickman                        By: /s/ Virgil H. Moore, Jr.
--------------------------------                 -------------------------------

                                                 Its: Chairman
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